                                                                       EXHIBIT 5

                                                     January 14, 1998

Alpha Industries, Inc.
20 Sylvan Road
Woburn, MA  01801

Attn:  Paul E. Vincent, Chief Financial Officer

       RE: Registration Statement on Form S-3
           ----------------------------------

Ladies and Gentlemen:

       We have acted as counsel to Alpha Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Act"), a total of 50,000 shares of common stock, $.25 par value (the "Shares") which are issuable upon exercise of a Stock Purchase Warrant dated April 1, 1994 (the "Stock Purchase Warrant"). This opinion is being rendered in connection with the filing of the Registration Statement.

       In connection with this opinion, we have examined the documents listed on SCHEDULE A attached hereto (collectively, the "Documents").

       We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

       We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

       With your concurrence, the opinions expressed herein are based solely upon (i) our review of the Documents, (ii) discussions with those of our attorneys who have devoted substantive legal representation to the Company in connection with the Registration Statement and (iii) such review of published sources of law as we have deemed necessary.

       This firm, in rendering legal opinions, customarily makes certain assumptions which are described in SCHEDULE B attached hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. For purposes of those assumptions, the Enumerated Party referred to in SCHEDULE B is the Company.

       Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the Federal laws of the United States of America and, with respect to the due authorization of the Shares, the General Corporation Law of the State of Delaware.

       We express no legal opinion upon any matter other than those explicitly addressed in numbered paragraph 1 below, and our express opinion therein contained shall not be interpreted to be implied opinions upon any other matter.

       Based upon and subject to the foregoing, we are of the opinion that:

       1. The Shares have been duly authorized and when issued and paid for in accordance with the terms of the Stock Purchase Warrant will be validly issued, fully paid and non-assessable.

       We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an Exhibit to said Registration Statement and to the reference to our firm wherever it appears in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto. This opinion may be used in connection with the offering of the Shares only while the Registration Statement, as it may be amended from time to time, remains effective under the Act.

                                   Very truly yours,

                                   BROWN, RUDNICK, FREED & GESMER

                                     By: BROWN, RUDNICK, FREED & GESMER, P.C., a
                                         Partner


                                     By: /s/ Steven R. London
                                         ---------------------------------------
                                         Steven R. London, A Member
                                         Duly Authorized

                                   SCHEDULE A

                                LIST OF DOCUMENTS


      In connection with the Opinion Letter to which this SCHEDULE A is attached, we have reviewed the following Documents. However, except as otherwise expressly indicated, we have not reviewed any other documents, instruments or agreements listed upon or referred to in any of the following Documents:

      (i) the Restated Certificate of Incorporation of the Company, certified by the Secretary of the Company;

      (ii) the Amended and Restated By-laws of the Company, certified by the Secretary of the Company as presently being in effect;

      (iii) resolutions adopted by the Board of Directors of the Company authorizing, among other things, that the Company issue a Stock Purchase Warrant to Silicon Valley Bank;

      (iv) the Stock Purchase Warrant for 50,000 shares of the Company's common stock issued to Silicon Valley Bank as of April 1, 1994;

      (v) a letter from the Company's Transfer Agent dated as of a recent date as to the issued and outstanding shares of the Company; and

      (vi)  the Registration Statement.

                                   SCHEDULE B

                         BROWN, RUDNICK, FREED & GESMER
                              STANDARD ASSUMPTIONS


      In rendering legal opinions in third party transactions, Brown, Rudnick, Freed & Gesmer makes certain customary assumptions described below:


      1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents and perform the transactions contemplated thereby.

      2. Each person other than the Enumerated Party holds requisite title and rights to any property purported to be owned by it.

      3. Each person other than the Enumerated Party has all requisite power and authority and has taken all necessary corporate or other action to enter into those Documents to which it is a party or by which it is bound, to the extent necessary to make the Documents enforceable against it.

      4. Each person other than the Enumerated Party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against the Enumerated Party.

      5. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

      6. All official public records are accurate, complete and properly indexed and filed.

      7. There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

      8. The conduct of the parties to the Documents has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

      9. There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.